Exhibit 10.1

AGREEMENT FOR PURCHASE AND SALE

      This Agreement for Purchase and Sale (the "Agreement") made this 18th day of November, 2005 (the date on which Buyer receives a fully executed copy of this Agreement [either an original copy or a fax copy] is hereinafter referred to as the "Execution Date"), by and between IGI, INC., a Delaware corporation, P. O. Box 687, Buena, New Jersey 08310(the "Seller") and BELLEVUE PROPERTIES DEVELOPMENT GROUP, L.L.C., a New Jersey limited liability company, 219 N. White Horse Pike, Hammonton, New Jersey 08037 (the "Buyer").

B A C K G R O U N D OF A G R E E M E N T

      1.  The Seller is the owner of real property, inclusive of improvements located thereon, located on Lincoln Avenue in Buena Vista Township, New Jersey known as Lots 22.02 and 23 in Block 5501 of the Buena Vista Township Tax Map.

2. Seller desires to sell and Buyer desires to buy the aforementioned property at the price and on the terms and conditions hereinafter set forth.

NOW, THEREFORE, for and in consideration of the mutual covenants and intending to be bound hereby the parties agree as follows:

1.  Agreement to Sell and Purchase.  The Seller shall sell and convey and Buyer shall purchase the real property located in the Township of Buena Vista, County of Atlantic and State of New Jersey being Lots 22.02 and 23 in Block 5501 of the Buena Vista Township Tax Map, inclusive of all improvements located thereon and all fixtures and equipment now located in, upon, attached or appurtenant to any of the improvements (collectively the "Property"). The term "Property" also includes any and all easements, rights-of-way, riparian rights, privileges and rights belonging to and enuring to the benefit thereof, together with all rights, title and interest of the Seller, if any, in and to any land lying in the beds of any street, road, avenue or water course adjoining the Property, together with all rights, title and interest, if any, of Seller in and to strips or gores adjoining the Property.

2.  Purchase Price.  Buyer shall pay Seller for the Property, the sum of One Million Eight Hundred Twenty-five Thousand Dollars ($1,825,000.00) (the "Purchase Price") allocated One Million Six Hundred Thousand Dollars ($1,600,000.00) for Lot 23 and Two Hundred Twenty-five Thousand Dollars ($225,000.00) allocated to Lot 22.02, as follows:

(a)

Fifty Thousand Dollars ($50,000.00) (the "Deposit") upon the Execution Date. The Deposit shall be held in escrow by Landis Title (the "Escrow Agent") pending Closing or earlier termination of this Agreement, pursuant to a separate escrow agreement by an among Seller, Buyer and the Escrow Agent. At Closing (as defined below) the Deposit shall be applied on account of the Purchase Price and any interest earned thereon shall be paid or credited to the Buyer. In the event that Closing is not held hereunder, then upon termination of this Agreement, Escrow Agent shall pay the Deposit, together with any interest earned thereon, to the party entitled thereto pursuant to this Agreement and in the event of a dispute between the parties, the Escrow Agent is hereby authorized to deposit such fund into Court or hold the same pending resolution of the dispute.

(b) The balance of the Purchase Price at Closing by wire transfer, to Seller's order.

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3.	Condition of Property.

(a)

Except as specifically set forth to the contrary in this Agreement or in the instruments delivered by Seller at Closing, Seller makes no representation or warranty, express or implied, with respect to (i) the past, present or future physical (including, without limitation, environmental) condition of the Property, (ii) the present or permissible uses of the Property, (iii) the income or expenses of the Property, (iv) the compliance of the Property its operation or occupancy, with any legal requirements (including, without limitation, environmental laws), (v) the presence or absence of any hazardous substances (hereinafter defined) on, in, above or about the Property, or (vi) any other matters concerning the condition (including, without limitation, environmental condition) of the Property, its state of repair, title or any other matter concerning the Property, its ownership, operation, development, finances, construction, income, expenses, compliance with law or occupancy. Purchaser will accept the Property and its use "as-is", "where-is", and "with all faults" as of the date of Closing, including, without limitation, the existence of any hazardous substances on the Property. Except as expressly provided in this Agreement and the instruments delivered by Seller at Closing, and to the maximum extent permissible by law, Purchaser irrevocably waives any representations or warranties implied by law, including, without limitation, any representations or warranties as to merchantability, title, marketability of title, fitness, quantity, quality or suitability. Purchaser hereby acknowledges and agrees that except as may otherwise be provided by the express terms of this Agreement, Seller has no obligation whatsoever to undertake any repairs, alterations, remediation or other work of any kind with respect to any portion of the Property. Except as expressly provided in this Agreement, Purchaser waives any right it now or in the future may have to avoid the conveyance of the Property by Seller to Purchaser as contemplated by this Agreement.

(b)

Except in the event of an intentional misrepresentation by Seller under Section 5, Purchaser further agrees that Purchaser, for itself and any successors and assigns of Purchaser (including, without limitation, any assignee), waives its right to recover from, and forever releases and discharges, and covenants not to bring or implead, cross-claim, counterclaim or otherwise interpose any action, claim or lawsuit against Seller, Seller's affiliates or their respective officers, directors, employees, agents, shareholders, partners, members, consultants or advisors and their respective heirs, successors, personal representatives and assigns with respect to any and all claims, whether direct or indirect, known or unknown, foreseen or unforeseen, that may arise on account of or in any way be connected with the Property including, without limitation, the physical and environmental condition of the Property or any law or regulation applicable thereto, including, without limitation, any claim or matter relating to the existence of any under-ground or above-ground storage tanks, or the registration or lack of registration thereof, or the use, presence, discharge or release of hazardous substances on, under, in, above or about the Property (including, without limitation, any and all claims under any Environmental Law or any other federal, state or local statute or regulation, or any federal or state common law, whether now existing or applicable or hereinafter enacted or applicable, providing for or permitting any right of recovery for any environmental matter or condition).

(c)

Prior to the Closing, Seller shall be obligated to maintain the Property in its condition as of the expiration of the Due Diligence Period (hereinafter defined) (reasonable wear and tear and damage by the elements excluded); provided, however, anything in this Agreement to the contrary notwithstanding, in no event shall Seller have any obligation

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to incur any expenses, costs, liabilities or obligations to alter, repair, change or improve the Property or any part thereof (except as expressly provided in this Agreement), and the omission or refusal of Seller to incur any such expense, cost, liability or obligation shall not be a default by Seller under this Agreement, nor shall Buyer have any rights or remedies as a result thereof.

4.	Due Diligence.

(a)

Buyer shall have a period of thirty (30) days subsequent to the Execution Date (the "Due Diligence Period") to undertake such investigatory activities as Buyer deems appropriate. During the Due Diligence Period, Buyer's investigatory activities may include but are not limited to obtaining a title search, Phase I environmental audit (Phase II audit if necessary), review of zoning with respect to the Property and an inspection of the Property. In order to conduct these investigatory activities, Seller grants to Buyer and its authorized agents and representatives the right to enter upon the Property at all reasonable times during normal business hours (and in the presence of a representative of Seller for any inspection of the building on Lot 23 [and Seller shall cooperate with Buyer to reasonably accommodate any inspection of such building by Buyer]) to inspect the Property and to conduct reasonable necessary investigations as Buyer deems necessary. Buyer shall bear the total cost of all inspections and tests.

(b)

In conducting any inspections, investigations or tests of the Property, Buyer and its agents and representatives shall not unreasonably disturb or interfere with Seller's use of the Property; not damage any part of the Property; not permit any liens to attach to the Property; and fully restore the Property to as close a condition as feasible to what it was before any such inspections or tests were undertaken.

(c)

Buyer shall save, defend, indemnify and hold Seller absolutely harmless from and against any and all claims, demands, causes of action, judgments, liabilities, damages, injuries and losses which Seller may incur as a result of any entry onto or activity at the Property by Buyer or its agents or representatives. This provision shall survive the Closing or termination of this Agreement.

(d)

At any time prior to the expiration of the Due Diligence Period, Buyer shall have the right, upon written notice to the Seller, delivered to Seller prior to the end of the Due Diligence Period, to terminate the Agreement for any reason. If the Buyer so terminates the Agreement the Deposit shall be refunded to the Buyer and thereafter neither the Seller nor the Buyer shall have any further rights or obligations hereunder, except for such obligations of Buyer set forth in this Agreement to survive the termination hereof. If Buyer does not deliver to Seller written notice of termination prior to the end of the Due Diligence Period (which date is a TIME OF ESSENCE date), Buyer shall be deemed to have waived it right to terminate pursuant to this Section 4(d).

(e)

Simultaneously with the execution of this Agreement the Seller shall deliver to the Buyer (without warranty or representation by, or recourse to, Seller), to the extent in the Seller's possession, copies of all environmental reports for the Property and any commitments for title insurance, title policies or surveys with respect to the Property.

(f)

Prior to any entry onto the Property, Buyer shall provide to Seller evidence of commercial general liability insurance coverage (pursuant to which Seller is named an insured party) in an amount not less than $1,000,000.00 combined single limit for

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personal injury and property damage and otherwise in form and substance and with an insurer or insurers reasonably acceptable to Seller.

(g)

Buyer, at its expense, shall provide to Seller copies of all due diligence reports received by Buyer with respect to the physical condition or characteristics of the Property within five (5) days after receipt thereof by Buyer.

(h)

Anything in this Agreement to the contrary notwithstanding, in no event shall Buyer incur any liability, obligation or commitment binding upon Seller, or binding upon the Property prior to the Closing, or binding upon the Property if the Closing shall not occur as a result of the termination of this Agreement, including, without limitation, in connection with any governmental approvals concerning the Property Buyer may seek to obtain, or otherwise (and by way of example and not limitation, Buyer shall not prior to the Closing apply or otherwise seek to change the zoning classification of the Property without the written consent of Seller, which consent may be withheld by Seller in its sole and absolute discretion). Buyer agrees to indemnify, defend and hold Seller harmless from any and all liabilities, claims, damages, losses or expenses (including, without limitation, reasonable attorney's fees and expenses) which may be incurred by Seller as a result of any actions by Buyer, or its representatives, agents or employees in connection with any breach by Buyer of the provisions of this subsection; and the provision of this sentence shall survive the Closing or termination of this Agreement.

5.  Representations and Warranties of Seller.  To induce Buyer to enter into this Agreement and to complete Closing, Seller makes the following representations and warranties to Buyer, which representations and warranties are true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects at and as of the Closing date as though such representations and warranties were made both at and as of the date of this Agreement and at and as of the Closing date (and if a representation is not true and correct in all material respects at Closing, Buyer as its sole remedies may (1) terminate this Agreement and receive the return of the Deposit (and if Buyer shall so terminate this Agreement because a representation and warranty by Seller contained in this Section 5 was willfully false when made, Seller shall also reimburse Buyer for out-of-pocket third party costs incurred by Buyer during the Due Diligence Period up to, but not to exceed, $7,500.00 in the aggregate), in which case neither Buyer nor Seller shall have any further rights hereunder except for such obligations of Buyer set forth herein to survive the termination of this Agreement, or (2) proceed to Closing in which case Buyer shall be deemed to have waived such matter the untruth or incorrectness of which it had knowledge):

(a)	As to the Property:

(1)

Seller has received no notice from any governmental authority having jurisdiction over the Property requiring or calling attention to the need for any work, repairs, construction, alterations or installations on or in connection with the Property because of uncorrected violations of any applicable building, safety or fire ordinances, which have not been corrected.

(2)

There are no judgments, orders or decrees of any kind against the Seller unpaid or unsatisfied of record or any legal action, suit or other legal or administrative proceeding pending or, to the actual knowledge of Seller, threatened or reasonably anticipated which could be filed before any court or administrative agency, relating to the Property or which would in any manner affect the ability of the Seller to

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perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement.

	(3)	Seller has no written notice or actual knowledge of any pending or threatened condemnation of any portion of the Property.

(4)

Seller has not granted any party any option to purchase or right of first refusal, or entered into any conditional sales agreements, whether oral or written, which affect any portion or all of the Property.

(5)

Seller has not received any notice, citation, summons, directive, order or other communication from any governmental or quasi-governmental authority or agency or any other person concerning the presence, generation, treatment, storage, transportation, transfer, disposal, release or other handling of any hazardous substances in violation of law within, on, from, related to or affecting the Property. Seller states to its knowledge that it is not aware of the presence of any hazardous substances on the Property in violation of law. The term hazardous substance means a substance, element or compound defined as a hazardous substance in either the New Jersey Industrial Site Recovery Act or the Federal Comprehensive Environmental Response Compensation and Liability Act.

(6)

Seller has not received any notice of a proposed increase in the assessed valuation of the Property for calendar year 2006. There is no pending proceeding for the reduction of the assessed valuation of all or any portion of the Property.

(7)

To Seller's knowledge there are no underground storage tanks present at the Property, nor have any been removed from the Property during the period of Seller's ownership or, to Seller's knowledge, prior to Seller's ownership.

(b)	As to Seller:

(1)

The execution and delivery of this Agreement and the performance by Seller of its obligations hereunder have been duly authorized and will not conflict with or result in a breach of any of the terms, conditions or provisions of any agreement to which Seller is a party, and will not conflict with or result in a breach of any law, regulation or order or any agreement or instrument to which Seller is a party or by which Seller is bound or the Property is subject; and this Agreement and the documents to be delivered by Seller pursuant to this Agreement will each constitute the legal, valid and binding obligations of Seller, enforceable in accordance with their respective terms, covenants and conditions; and there are no claims, defenses or offsets to the validity or enforceability against Seller, of this Agreement and the documents to be delivered pursuant hereto.

(2)

There has not been filed by or against Seller a petition of bankruptcy or insolvency proceedings or for reorganization or for the appointment of a receiver or trustee under the state or federal law, nor has Seller made an assignment for the benefit of creditors or filed a petition for an arrangement or entered into an arrangement with creditors which petition, proceedings, assignment or arrangement was not dismissed by final, unappealable Order of the Court or body having jurisdiction over the matter, and Seller is not insolvent nor has Seller admitted in writing the inability to pay its debts as they become due.

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Notwithstanding any contrary presumption at law, the representations and warranties contained in this Agreement made by the Seller shall survive Closing for a period of one (1) year and thereafter shall be merged into the Closing and be of no further force and effect. Notwithstanding the foregoing representations and warranties, if Purchaser has knowledge that any representation is untrue or any warranty has not been complied with by Seller, and Purchaser proceeds to Closing, then Purchaser shall be deemed to have waived its right to assert any claim or action against Seller for the breach of such representation and warranty.

Any representations and warranties of Seller made in this Section 5 to the "knowledge" of Seller or similar standard shall mean only the actual knowledge of Frank Gerardi and Carlene Lloyd, and not of any other person or entity, and shall be without obligation to make any legal or factual investigation or inquiry or exercise of due diligence.

6.  Closing.  The closing ("Closing") shall occur on the date which is sixty (60) days after the Execution Date (the "Closing Date"), subject to the right of (a) the Buyer to accelerate the date of Closing Date on at least five (5) days advance notice to the Seller, and (b) Seller to extend the Closing Date as provided in Section 25. If Buyer fails to attend the Closing or otherwise consummate the Closing on such Closing Date (as the same may be accelerated by Buyer or extended by Seller as aforesaid) for any reason other than a default by Seller, Seller may by written notice to Buyer make a TIME OF ESSENCE Closing Date which is not less than four (4) calendar days after the date of delivery of Seller's notice to Buyer (however if such fourth (4th) calendar day after delivery of Seller's notice to Buyer is not a business day [as defined ins Section 12], the Closing Date shall be the first (1st) business day after such fourth (4th) calendar day). The Closing shall occur at 219 N. White Horse Pike, Hammonton, New Jersey, or such other location as may be agreed upon by Seller and Buyer. At Closing possession of the Property shall be delivered by the Seller to the Buyer, but subject to the terms of the Lease which is attached hereto as Exhibit "A" to be executed at Closing by the Seller, as Tenant, and the Buyer, as Landlord.

7.  Financing. The Buyer's obligation to purchase the Property is contingent upon the Buyer securing, during the Due Diligence Period, a firm loan commitment for a loan in an amount not less than One Million Four Hundred Sixty Thousand Dollars ($1,460,000.00) on such terms and conditions as are solely acceptable to the Buyer (the "Commitment"). If the Buyer does not secure the aforementioned Commitment, the Buyer may, by written notice to the Seller, delivered to Seller within the aforementioned Due Diligence Period, elect to terminate the Agreement. If Buyer so elects, the Deposit shall be refunded to the Buyer and thereafter neither the Seller nor the Buyer shall have any further rights or obligations hereunder, except for such obligations of Buyer set forth herein to survive the termination of this Agreement. If Buyer does not deliver to Seller written notice of termination prior to the end of the Due Diligence Period (which date is a TIME OF THE ESSENCE date), Buyer shall be deemed to have waived its right to terminate pursuant to this Section 7.

8.	Evidence and Condition of Title.

(a)

Buyer shall accept title to the Property subject to all "Permitted Exceptions." Buyer, at its expense, may obtain a title insurance commitment reporting on the condition of title to the Property, together with copies of all items shown as exceptions to such title (collectively, the "Title Report"), and a survey of the Property. Buyer shall deliver to Seller notice (the "Notice of Title Objections") of all liens, encumbrances, title objections, financing statements, covenants, easements, restrictions, agreements, matters and things of fact or record affecting title to the Property as shown on the

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Title Report or Survey, other than any of the Permitted Exceptions set forth on Schedule A annexed hereto, to which Buyer objects (the "Title Objections"), on or before the date (the "Title Date") which is the earlier of (i) seven (7) days after the receipt by Buyer of both the Title Report and Survey and (ii) twenty-one (21) days after the Execution Date; provided, however, in the event Buyer fails to deliver to Seller the Notice of Title Objections on or before the Title Date as provided above, Buyer's right to provide notice of Title Objections shall be waived by Buyer and such Title Objections shall be considered waived and accepted by Buyer and shall also constitute Permitted Exceptions hereunder. Seller shall, within seven (7) days after it receives Buyer's Notice of Title Objections, give notice to Buyer whether or not Seller shall cure (which cure may, at the option of Seller, be by means of affirmative insurance or endorsement from the Title Company, in form and substance reasonably satisfactory to Buyer, insuring over and providing that any liens, encumbrances, covenants, easements or other matters which are not Permitted Exceptions shall not be collected out of, or enforced against, Buyer or the Property) any or all Title Objections (and if Seller fails to give such notice Seller shall be deemed to have elected not to cure); and if Seller, in its sole discretion, elects not to cure (or is deemed to have elected not to cure) any one (1) or more Title Objections, Buyer, as its sole remedies (to be exercised by written notice to Seller within five (5) days after the earlier of (1) receipt by Buyer of Seller's notice and (2) the due date of Seller's notice), may either (a) terminate this Agreement, whereupon the Deposit previously paid to Escrow Agent shall immediately be returned to Buyer and this Agreement shall be null and void, each party having no further obligation to the other except for Buyer's and Seller's obligations which are set forth herein to survive the termination of this Agreement, or (b) purchase the Property subject to such Title Objections (which shall be deemed Permitted Exceptions), in which case this Agreement shall remain in full force and effect, subject to satisfaction of all of the other terms and conditions hereof, and the parties shall proceed to Closing hereunder without reduction in the Purchase Price or other obligation on the part of Seller by reason of such Title Objections (and if Buyer fails to deliver the aforesaid notice within such five (5) day period Buyer shall be deemed to have elected the option set forth in clause (b)).

(b)

Anything in this Agreement to the contrary notwithstanding, Seller shall not have any obligation to clear any Title Objection or other encumbrance upon or defect in title to the Property except as provided in Section 8(a); provided, however, Seller shall be obligated to expend monies (a) to discharge any mortgage placed on the Property by Seller, and (b) to satisfy or discharge (including, without limitation, by indemnification or bonding over) any judgment or other monetary lien against Seller and encumbering the Property which may be satisfied or discharged by the payment of a liquidated sum not to exceed, in the aggregate for all such judgments and monetary liens, $250,000.00 (and if Seller fails to satisfy any liens exceeding in the aggregate $250,000.00, the Buyer may terminate this Agreement, receive the return of the Deposit, and Seller shall reimburse Buyer for out-of-pocket third party costs incurred by Buyer up to, but not in excess of, $7,500.00 in the aggregate).

9.	Delivery of Documents. At Closing Seller shall deliver to Buyer:

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(a)	A Bargain and Sale Deed With Covenants Against Grantor's Acts (the "Deed") duly executed and acknowledged by Seller and in proper form for recording;

(b)	Such Affidavit of Title as the Buyer's title company shall reasonably require;

(c)

The original of all certificates of occupancy, licenses, permits, authorizations and approvals required by law, or issued by governmental authorities having jurisdiction over the Property, presently in Seller's possession;

(d)	The Lease attached hereto as Exhibit "A", executed by the Seller; and

(e)

Any other documents required by this Agreement or reasonably required by the Buyer's title company, provided such additional documents do not expand Seller's liability beyond the liability of Seller set forth in this Agreement and do not diminish any rights or remedies of Seller.

In addition to payment of the Purchase Price, Buyer shall execute and deliver to Seller at Closing:

(a)	The Lease.

(b)

Such additional documents as Seller shall reasonably require, provided that such additional documents do not expand Buyer's liability beyond the liability of Buyer described in or under this Agreement, and do not diminish Buyer's rights and remedies.

10.  Risk of Loss.  The Seller shall maintain in effect until the date of Closing, insurance policies with respect to the Property, consistent with those maintained as of the Execution Date. In the event of damage to the building on Lot 23 by fire or other casualty insured under such policies, Seller shall promptly notify Buyer and this Agreement shall not be affected thereby provided the cost of repairing such damage shall not exceed Seventy Five Thousand Dollars ($75,000.00). If, however, damage by fire or other casualties shall exceed Seventy Five Thousand Dollars ($75,000.00), or if the damage is not fully covered by such policies and Seller does not agree to pay Buyer at Closing the cost of repairing the uncovered damage, Buyer shall have the right and option to cancel and terminate this Agreement by giving written notice to Seller. Seller shall also have the right to terminate this Agreement if, as Tenant, it would be entitled to terminate the Lease under Article Seventeen of the Lease. If Buyer or Seller shall terminate this Agreement as aforesaid, this Agreement shall be null and void and the parties shall have no further rights, duties or obligations to each other hereunder except the obligation to effect a return of the Deposit to the Buyer and such obligations of Buyer set forth herein to survive the termination of this Agreement. If, in the event of a casualty, this Agreement is not terminated, Seller shall be entitled to receive all monies receivable from the insurance company or companies which wrote such policies in order to restore the building as provided in Article Seventeen of the Lease.

11.  Condemnation.  In the event that all or a part of Lot 22.02 is taken by condemnation or eminent domain proceedings between the date of this Agreement and Closing, Buyer may cancel this Agreement, if in Buyer's sole reasonable opinion the part of Lot 22.02 so taken is material to Buyer's intended use of the Property, or take title subject to such condemnation or taking and receive the proceeds thereof, Seller assigning all of its right to unpaid proceeds to Buyer at Closing (subject to Article Sixteen of the Lease). In the event that all or a part of Lot 23 is taken by condemnation or eminent domain proceedings between the date of this Agreement and Closing, Seller may cancel this Agreement; and if

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this Agreement is not terminated by Seller, Buyer shall take title subject to such condemnation and Seller shall lease Lot 23 pursuant to the Lease (but subject to the obligation of Buyer, as Landlord, to restore the "Premises" under Article Sixteen of the Lease). Each party shall notify the other party of its election not more than 15 days after written notice from Seller of the occurrence of the condemnation or taking and the extent thereof. If either party shall elect to cancel this Agreement, then this Agreement shall be null and void and Buyer shall be entitled to a return of its Deposit and the parties thereafter shall have no further rights, duties or obligations to one another.

12.  Notices.  Except as otherwise provided, all notices to be given by either party to the other shall be in writing and delivered personally or sent by registered or certified mail, return receipt requested, or overnight commercial carrier, or by telephone facsimile to the parties as provided for below:

(a)	If to Buyer:	Bellevue Properties Development Group, L.L.C.
219 N. White Horse Pike
Hammonton, New Jersey 08037
Fax: (609) 561-8159

	With a copy to:	Charles Gemmel, Esquire
P. O. Box 296
Linwood, NJ 08221
Fax: (609) 927-3278

	If to Seller:	IGI, Inc.
105 Lincoln Avenue
Buena, NJ 08310-0687
Attention: Frank Gerardi
Fax: (856) 697-2259

	With a copy to:	St. John & Wayne, L.L.C.
Two Penn Plaza East
Newark, New Jersey 07105
Attention: David C. Freinberg, Esq.
Fax: (973) 491-3405

All notices shall be deemed to have been given on the date hand-delivered; three days after mailed by certified mail; the next business day after the date of delivery to a commercial carrier for delivery the following date; or the date telecopied if electronic confirmation of delivery is obtained before 5 p.m. on a business day (and if the confirmation not so obtained by 5 p.m., then it shall be deemed delivered on the next business day). For purposes of this Agreement, "business day" shall mean Monday, Tuesday, Wednesday, Thursday and Friday, except for such days on which commercial banks doing business in the State of Jersey are required to be closed for the transaction of business.

13.  Binding Effect.  This Agreement shall inure to the benefit and be binding upon the parties and their respective legal representatives. This Agreement contains the final and entire agreement between the parties with respect to the subject matter hereof. The parties shall not be bound by any terms, conditions, statements, warranties or representations, oral or written, not herein contained. This Agreement may not be changed orally but only by an instrument in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

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14.  Counterparts and Construction.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement shall be deemed drafted by both parties and their counsel and shall not be construed against either party as the drafter.

15. Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of New Jersey.

16.  Apportionment.  Real estate taxes, assessments (general and special), public improvement liens and water and sewer charges upon the Property (collectively, "Assessments") for the year of Closing shall be prorated and adjusted as of 11:59 p.m. Eastern Time on the date preceding the date of Closing. If the amount of such Assessments is not known at the time of Closing, or if any part of the Property is not assessed as a separate tax parcel at the time of Closing, then to the extent not known the proration initially shall be based upon the final bills covering the Property for the immediately preceding fiscal year for such charge. If the actual charges for such items for the year of Closing are more or less than the charges for the preceding year, Seller and Purchaser shall adjust the proration of such items and Seller or Buyer, as the case may be, shall pay to the other any amount required as a result of such adjustment. Assessments for the year in which the Closing occurs or subsequent or prior years due to change in land usage or ownership, or any governmental approvals obtained by Buyer with respect to the Property, which are due or payable in any tax year prior to, during or after the year in which the Closing occurs even if assessed prior to the Closing Date, shall be assumed by Buyer.

17.  Closing Costs.  The Seller will pay the cost of preparing the Deed, the real estate transfer fee, the costs to discharge any mortgages or other encumbrances against the Property and one-half of the settlement fee charged by the Escrow Agent. All other closing costs (including, without limitation, the cost of any title insurance commitment, title insurance policy and survey and the "mansion tax", if any) shall be the Buyer's sole responsibility.

18.  Brokers.  Seller and Buyer each represent and warrant to the other that it has engaged no broker or finder in connection with this transaction other than Colliers L & A and Vanguard Property Group, Inc. Seller and Buyer agree to indemnify, save harmless and defend the other from and against all claims, losses, liabilities and expenses, including reasonable attorneys' fees, through any and all appeals, arising out of any claim made by any other broker, finder or other intermediary who claims to have been engaged by such party in connection with the transaction contemplated by this Agreement. At Closing the Seller shall pay a commission of Sixty-four Thousand Dollars ($64,000.00) to Colliers L & A with Colliers L & A paying Nine Thousand Dollars ($9,000.00) of said commission to Vanguard Property Group, Inc. for the latter's services.

19.  Default by Seller.  If Seller shall default (other than an insignificant or immaterial default) in the performance of its obligations hereunder in accordance with the terms hereof and Buyer shall not have defaulted hereunder, Buyer may, following receipt by Seller of notice from Purchaser stating that Seller is in default hereunder, unless Seller shall have cured such default within ten (10) days after receipt of the default notice, as its sole remedies, avail itself of either (i) the right to terminate this Agreement and receive the prompt return of the Deposit; or (ii) the remedy of specific performance; it being understood Buyer shall not be entitled to avail itself of any remedy at law or equity to recover monetary damages from Seller arising from a default by Seller. This Section 19 sets forth remedies for failure to close and is not intended to apply to remedies Buyer may have with respect to Seller's

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obligations (i) which survive Closing or termination of this Agreement, or (ii) which are set forth in any instruments or documents executed and delivered by Seller at Closing.

20.  Default by Buyer.  In the event that (a) Buyer shall fail to close on the Closing Date set forth in Section 6, or (b) Buyer shall otherwise be in default under the terms of this Agreement and in the case of this clause (b) only Buyer shall fail to cure the default within ten (10) days after receipt of written notice of default from Seller (it being understood that Buyer shall not have a ten (10)-day cure period for failing to close on the Closing Date as provided in Section 6, and instead Buyer shall be deemed in default hereunder without notice and opportunity to cure if Buyer shall fail to close within the time provided in Section 6) Seller may terminate this Agreement, in which event the Deposit shall be paid to the Seller, as and for Seller's liquidated damages, and neither party shall have any further right or remedy against the other. It is acknowledged between the parties hereto that in the event of Buyer's default as aforesaid, damages which Seller would sustain would be speculative and difficult to ascertain and that the retention of the Deposit represents the parties' best estimate of the damages which would be sustained by Seller in the event of Buyer's default hereunder. This Section 20 sets forth remedies for failure to close and is not intended to apply to remedies Seller may have with respect to Buyer's obligation (i) which survive Closing or termination of this Agreement, or (ii) which are set forth in any instruments or documents executed and delivered by Buyer at Closing.

21.  Exclusivity.  In consideration of the efforts and expenses that will be required by the Buyer during the Due Diligence Period, the Seller agrees that it will not either directly or indirectly offer to sell or solicit any offers to purchase or negotiate for the sale or disposition of the Property while this Agreement is in effect.

22.  Assignment.  Buyer shall have the right and privilege to assign this Agreement and all of Buyer's rights, but not obligations, hereunder to any person or entity, or the Buyer may appoint a nominee to receive title to the Property at Closing, all with the Seller's consent, not to be unreasonably withheld. Seller shall convey title to the Property to any such permitted assignee or nominee. In addition to the foregoing, (i) Buyer shall give Seller written notice of the assignment within two (2) business days after the effective date of the assignment (but in any event prior to Closing), (ii) the assignee shall agree in writing (by instrument in form and substance reasonably acceptable to Seller) to assume all obligations of Buyer hereunder, and an executed original of said instrument shall be delivered to Seller within two (2) business days after to the effective date of the assignment (but in any event prior to Closing), (iii) the original signatory to this Agreement as "Buyer", and all parties that shall become the "Buyer" under this Agreement, shall remain jointly and severally liable with such assignee for all obligations of "Buyer" under this Agreement, and (iv) the assignment includes an assignment to the assignee of Buyer's interest in the Deposit.

23.  Tax Deferred Exchange.  The Seller and/or the Buyer may, at its option and expense, treat this sale or acquisition as part of a tax deferred exchange pursuant to [SECTION]1031 of the Internal Revenue Code (the "Code"). Each party agrees to cooperate with the other to enable the other to receive said tax deferred treatment by executing the appropriate documentation as may be necessary, provided that all costs in connection with Seller's treatment of the tax deferred exchange will be paid by Seller and all costs incurred by the Buyer to treat the transaction as a tax deferred exchange will be paid by the Buyer. In addition to the foregoing: (a) the Closing shall not be delayed or affected by reason of the exchange nor shall the consummation or accomplishment of the exchange be a condition precedent or condition subsequent to the exchanging party's obligations under this Agreement; (b) the exchanging party shall effect the exchange through an assignment of this Agreement, or its

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rights under this Agreement, to a qualified intermediary as and to the extent required under the Code; (c) the other party (the "non exchanging party") shall not be required to take an assignment of the purchase agreement for the relinquished property or be required to acquire or hold title to any real property for purposes of consummating the exchange; (d) exchanging party shall pay any additional costs that would not otherwise have been incurred by the parties had the exchanging party not consummated its purchase or sale, as the case may be, through the exchange; (e) the non-exchanging party shall not incur any expense, loss, liability or obligation as a result of or in connection with the exchange; and (f) the exchanging party shall indemnify, defend and hold the non-exchanging party harmless from and against any and all claims, costs, expenses, liabilities, losses and obligations which the non-exchanging party may suffer or incur which would not otherwise have been suffered or incurred if the purchase had not been consummated through the exchange (and this obligation of the exchanging party shall survive the Closing or termination of this Agreement). The non-exchanging party shall not by this Agreement or acquiescence to the exchange have its rights under this Agreement affected or diminished in any manner or be responsible for compliance with or be deemed to have warranted to the exchanging party that the exchange in fact complies with Section 1031 of the Code.

24.  Confidentiality.  (a) Buyer shall not disclose, directly or indirectly, any information of a proprietary nature obtained in connection with this Agreement and the transaction contemplated hereby (including, without limitation, the results of any inspections or investigations conducted by Buyer), and in addition to and not in limitation of the foregoing, Buyer will keep confidential any information or data received or discovered in its inspections regarding the Property or at any other time prior to the Closing. Notwithstanding the foregoing, Buyer may disclose such information or data: (i) to its attorneys, lenders, investors or consultants (collectively, the "Confidentiality Parties"), to extent reasonably necessary in connection with Buyer's evaluation and effectuation of the transaction contemplated in this Agreement, provided that Buyer shall make reasonable efforts to require all of the Confidentiality Parties to hold and keep such information and data confidential, and upon Seller's request, shall require any of the Confidentiality Parties to enter into an agreement by and between any such party and Seller, agreeing to hold and keep such information and data confidential; and (ii) if (and then only to the extent that) any such disclosure is required by law or court order (and promptly upon receiving such an order, or any notice that disclosure is required by law, Buyer shall provide a copy thereof to Seller), then prior to making any such required disclosure, Buyer shall provide to Seller not less than five (5) business days written notice (or, if shorter, such advance notice as may be possible concerning a court-ordered disclosure on less than five (5) days prior notice to Buyer), and in any such events Seller, at its sole discretion, shall have the right to challenge and contest (by legal action or otherwise) such required disclosure, and Buyer, at no expense to it, fully and freely shall cooperate with Seller in making such contest and attempting to keep such information and data confidential. Failure of omission by Seller to contest or challenge shall not be a waiver by Seller of the provisions of this Section.

(b)

In addition to the foregoing, Buyer shall not issue any press release or otherwise make any public announcement regarding this Agreement or the transaction contemplated hereby prior to the date which is thirty (30) days after the Closing Date. Any press release by Buyer regarding Lot 23 shall be limited to disclosing that Buyer has acquired Lot 23 and is leasing same back to Seller.

(c)	The provisions of this Section 24 shall survive the Closing or termination of this Agreement for any reason. Notwithstanding the foregoing, if the Closing shall

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occur, the provisions of Section 24(a) as to Lot 22.02 only shall not survive the Closing.

25.  ISRA.  As a condition precedent to Seller's obligation to sell the Property and Buyer's obligation to purchase the Property pursuant to this Agreement, Seller shall have received from the New Jersey Department of Environmental Protection or its successor ("NJDEP"), on or before the Closing Date, either (a), (b) or (c) ("ISRA Clearance"): (a) a non-applicability letter; (b) a de minimis quantity exemption; or (c) approval of Seller's negative declaration; for which Seller shall promptly apply pursuant to the Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq., ("ISRA"). Seller shall not be obligated to spend in excess of $20,000.00 in the aggregate (the "Cap") to obtain ISRA Clearance. If ISRA Clearance is not obtained by the originally scheduled Closing Date set forth in Section 6, the Closing Date shall be extended for up to an additional forty-five (45) days (the "Extension Period") during which the Seller shall continue its efforts to achieve ISRA Clearance. If (i) Seller has not obtained ISRA Clearance on or before the expiration of the Extension Period, or (ii) at any time Seller determines the cost of compliance with the provisions of this paragraph, including without limitation the cost of any sampling, analysis and professional fees, shall exceed the sum of $20,000.00 or be reasonably expected to exceed the Cap evidenced by an estimate of Seller's professional consultants, and neither Seller nor Buyer agrees in writing to pay all costs of ISRA Clearance in excess of the Cap, then either Buyer or Seller shall have the right to terminate this Agreement on written notice to the other party, in which event neither party shall be under any further obligation to the other, except as set forth in this Agreement to survive the termination hereof, and the Deposit shall be refunded to Buyer. If Seller obtains ISRA Clearance during the Extension Period, the Closing Date shall be the date which is five (5) business days after Seller obtains ISRA Clearance, it being understood that if such ISRA Clearance is obtained within the last five (5) business days before the end of the Extension Period, the Extension Period shall be extended to the date which is five (5) business days after Seller obtains ISRA Clearance and the Closing Date shall be such extended date. Seller shall keep Buyer apprised of Seller's efforts to obtain ISRA Clearance, and Seller shall provide to Buyer copies of applications and other submissions made to the NJDEP to obtain ISRA Clearance.

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IN WITNESS WHEREOF the parties hereto have executed this Agreement effective as of the day and year first above written.

Witnessed by:	IGI, INC.
(Seller)

/s/Tracy Luciano	By:	/s/ Carlene A. Lloyd

Name: Tracy Luciano	Name: Carlene A. Lloyd
Title: Director of Marketing	Title: VP of Finance

BELLEVUE PROPERTIES
DEVELOPMENT GROUP, L.L.C.
(Seller)

/s/ Mary E. Strock	/s/ Louis W. Sacco

Louis W. Sacco, Member

/s/ Mary E. Strock	/s/ Gary Mortellite

Gary Mortellite, Member

/s/ Mary E. Strock	/s/ George A.. Mortellite Jr.

George A. Mortellite, Jr., Member

/s/ Mary E. Strock	/s/ Daniel J. Pittaro

Daniel J. Pittaro, Member

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SCHEDULE A

PERMITTED EXCEPTIONS

1.	Taxes not yet due and payable.

2.	Unpaid installments of Assessments not yet due and payable.

3.	Zoning regulations and ordinances.

4.	Rights of utility companies to lay, maintain, install and repair pipes, lines, poles, conduits, cable boxes, and related equipment on, over and under the Property.

5.	Possible variance between the tax diagram and record description of the Property.

6.	Such other matters that shall be deemed "Permitted Exceptions" under this Agreement.

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